Exhibit 7.(c)

For Protective’s Investors Choice Variable Universal Life (VUL) product:

SCOR Global Life Reinsurance Company (Wilmington, Delaware) (fka Generali USA Life Reassurance Company (Kansas City, Missouri))

Munich American Reassurance Company (Atlanta, Georgia)

RGA Reinsurance Company (Chesterfield, Missouri)

Swiss Re Life & Health America Inc. (Hartford, Connecticut)